EXHIBIT 10.57

December 15, 2015

Fred Leonberger, PhD

Principal

EOvation Advisors LLC

1058 North Tamiami Trail

Suite 108-146

Sarasota, FL 34236

RE:

Consulting Agreement

Dear Fred:

THIS AGREEMENT (the “Agreement”) is made and entered into on December 15, 2015, effective January 1, 2016 by and between Lightwave Logic Inc., a Nevada Corporation (the “Company”) and EOvation Advisors, LLC, a Florida limited liability company (the “Consultant”).  The Company and the Consultant shall hereinafter collectively be referred to as the “Parties” and generically as a “Party.”

ARTICLE ONE

RETENTION

1.1

Duties.

The scope of consulting services to serve as a Senior Advisor to the Company to be provided is detailed in Exhibit A, attached herewith.  By mutual consent, the scope of these services maybe modified as necessary and will be in writing.

Consultant shall perform the services necessary to complete his duties hereunder in a timely and professional manner consistent with industry standards, and at a location, place and time, which Consultant deems appropriate. Consultant’s duties hereunder are non-assignable.

Consultant agrees to use best efforts to segregate work performed under this Agreement from all work done at, or for, any such other person, company, corporation, other commercial enterprise, and/or other institution.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

Consultant agrees to comply with all applicable laws and regulations relating to its performance of services pursuant to this Agreement.

1.2

Term.

The term of this Agreement shall be 12 months (January 1, 2016 through December 31, 2016) as detailed in Exhibit A, attached herewith.  By mutual consent, the term maybe modified as necessary and will be in writing. The termination of this Agreement for any reason at any time shall not affect the Consultant’s continuing obligations to the Company under Articles Three thru Seven.

ARTICLE TWO

CONSULTANT’S COMPENSATION

2.1

Compensation.

As compensation for the services provided to the Company by the Consultant under this Agreement, Company shall pay Consultant pursuant to the Statement of work attached as Exhibit A and Warrant Agreement, Exhibit E. The Statement of work may be revised by mutual written agreement. Invoices submitted by the 5th working day of the following month will be paid within 15 days after invoices have been received and approved.

Consultant is solely obligated to formally report as his income all compensation received from Company for Consultant's services. Consultant agrees to indemnify Company and hold it harmless to the extent Consultant is alleged or determined to be obligated or liable to pay any tax, including but not limited to payroll, FICA and social security withholding, and unemployment, disability and/or worker's compensation insurance or similar item in connection with any payment made to Consultant. Consultant shall not be entitled to compensation from Company except as set forth in this Agreement and in no event shall Consultant be entitled to any fringe benefits available to employees of Company. Consultant waives any rights Company may now or in the future have in such fringe benefits even if Consultant is later deemed a "common law employee."

2.2

Reimbursement for Business Expenses.

Subject to the prior written approval of the Company, the Company shall promptly pay or reimburse Consultant for all reasonable business expenses incurred by Consultant in performing

Consultant's duties and obligations under this Consulting Agreement, but only if Consultant properly accounts for expenses in accordance with the Company’s policies.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

ARTICLE THREE

TRADE SECRETS/INTELLECTUAL PROPERTY RIGHTS

3.1.

Proprietary Information.

Consultant agrees during the term of this Agreement and thereafter that it will take all steps reasonably necessary to hold Company’s Proprietary Information (as defined below) in trust and confidence, will not use Proprietary Information in any manner or for any purpose not expressly set forth in this Agreement, and will not disclose any such Proprietary Information to any third party without first obtaining Company’s express written consent on a case-by-case basis. By way of illustration but not limitation “Proprietary Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (hereinafter collectively referred to as “Inventions”); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (c) information regarding the skills and compensation of other employees of Company. Notwithstanding the other provisions of this Agreement, nothing received by Consultant will be considered to be Company Proprietary Information if (1) it has been published or is otherwise readily available to the public other than by a breach of this Agreement; (2) it has been rightfully received by Consultant from a third party without confidential limitations; (3) it has been independently developed for Consultant by personnel or agents having no access to the Company Proprietary Information; or (4) it was known to Consultant prior to its first receipt from Company.

Consultant and Company agree to keep this consulting assignment confidential to Company unless mutually agreed or disclosure is required by regulatory agencies

3.2.

Third Party Information.

Consultant understands that Company has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and use it only for certain limited purposes. Consultant agrees to hold Third Party Information on confidence and not to disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or to use, except in connection with Consultant’s work for Company, Third Party Information unless expressly authorized in writing by an officer of Company.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

3.3.

No Conflict of Interest.

Consultant agrees during the term of this Agreement not to accept work or enter into a contract or accept an obligation, inconsistent or incompatible with Consultant’s obligations under this Agreement or the scope of services rendered for Company. Consultant warrants that to the best of his knowledge, there is no other existing contract or duty on Consultant’s part inconsistent with this Agreement, unless a copy of such contract or a description of such duty is attached to this Agreement as Exhibit B. Consultant further agrees not to disclose to Company, or bring onto Company’s premises, or induce Company to use any confidential information that belongs to anyone other than Company or Consultant.

3.4.

Disclosure of Work Product.

As used in this Agreement, the term “Work Product” means any Invention, whether or not patentable, and all related know-how, designs, mask works, trademarks, formulae, processes, manufacturing techniques, trade secrets, ideas, artwork, software or other copyrightable or patentable works, information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers. Consultant agrees to disclose promptly in writing to Company, or any person designated by Company, all Work Product which is solely or jointly conceived, made, reduced to practice, or learned by Consultant in the course of any work performed for Company herein or otherwise (“Company Work Product”). Consultant represents that any Work Product relating to Company’s business or any Project which Consultant has made, conceived or reduced to practice at the time of signing this Agreement

(“Prior Work Product”) has been disclosed in writing to Company and attached to this Agreement as Exhibit C. If disclosure of any such Prior Work Product would cause Consultant to violate any prior confidentiality agreement, Consultant understands that it is not to list such Prior Work Product in Exhibit C but it will disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs, and the fact that full disclosure as to such Prior Work Product has not been made for that reason. A space is provided in Exhibit C for such purpose.

3.5.

Ownership of Work Product.

Consultant shall specifically describe and identify in Exhibit C all technology which (a) Consultant intends to use in performing under this Agreement, (b) is either owned solely by Consultant or licensed to Consultant with a right to sublicense and (c) is in existence in the form of a writing or working prototype prior to the Effective Date (“Background Technology”). Consultant agrees that any and all Inventions conceived, written, created or first reduced to practice in the performance of work under this Agreement shall be the sole and exclusive property of Company.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

3.6.

Assignment of Company Work Product.

Except for Consultant’s rights in the Background Technology, Consultant irrevocably assigns to Company all right, title and interest worldwide in and to the Company Work Product and all applicable intellectual property rights related to the Company Work Product, including without limitation, copyrights, trademarks, trade secrets, patents, moral rights, contract and licensing rights (the “Proprietary Rights”). Consultant retains no rights to use the Company Work Product and agrees not to challenge the validity of Company’s ownership in the Company Work Product.

3.7.

Waiver or Assignment of Other Rights.

If Consultant has any rights to the Company Work Product that cannot be assigned to Company, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Company with respect to such rights, and agrees, at Company’s request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to the Company Work Product that cannot be assigned to Company or waived by Consultant, Consultant unconditionally and irrevocably grants to Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, create derivative works of, distribute, publicly perform and publicly display by all means now known or later developed, such rights.

3.8.

Assistance.

Consultant agrees to cooperate with Company or its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of Company’s rights in Company Work Product and to execute, when requested, any other documents deemed necessary by Company to carry out the purpose of this Agreement. Consultant agrees to execute upon Company’s request a signed transfer of copyright to Company in the form attached to this Agreement as Exhibit D for all Company Work Product subject to copyright protection, including, without limitation, computer programs, notes, sketches, drawings and reports.

3.9.

Enforcement of Proprietary Rights.

Consultant will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Work Product in any and all countries. To that end Consultant will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

Proprietary Rights and the assignment thereof. In addition, Consultant will execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Consultant’s obligation to assist Company with respect to Proprietary Rights relating to such Company Work Product in any and all countries shall continue beyond the termination of this Agreement, but Company shall compensate Consultant at a reasonable rate after such termination for the time actually spent by Consultant at Company’s request on such assistance.

3.10.

Execution of Documents.

In the event Company is unable for any reason, after reasonable effort, to secure Consultant’s signature on any document needed in connection with the actions specified in the preceding sections 3.8 and 3.9, Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and in its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by Consultant. Consultant hereby waives and quitclaims to Company any and all claims, of any nature whatsoever, which Consultant now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to Company.

ARTICLE FOUR

CONSULTANT REPRESENTATIONS AND WARRANTIES

Consultant hereby represents and warrants that (a) the Company Work Product will be an original work of Consultant and any third parties will have executed assignment of rights reasonably acceptable to Company; (b) neither the Company Work Product nor any element thereof will infringe the Intellectual Property Rights of any third party; (c) neither the Company Work Product nor any element thereof will be subject to any restrictions or to any mortgages, liens, pledges, security interests, encumbrances or encroachments; (d) Consultant will not grant, directly or indirectly, any rights or interest whatsoever in the Company Work Product to third parties; (e) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (f) Consultant will take all necessary precautions to prevent injury to any persons (including employees of Company) or damage to property (including Company’s property) during the term of this Agreement; (g) Consultant agrees to abide by any and all rules, policies and procedures as communicated to Consultant by the Company; (h) to the extent required by law, the Project shall be performed by individuals duly licensed and authorized by law to work on the Project; and (h) should Company permit Consultant to use any of Company’s equipment, tools, or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant shall be responsible for any injury to any person (including death) or damage to property (including Company’s property) arising out of use of such equipment, tools

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

or facilities, whether or not such claim is based upon its condition or on the alleged negligence of Company in permitting its use.

ARTICLE FIVE

INDEMNIFICATION

Consultant will indemnify and hold harmless Company, its officers, directors, employees, sublicensees, customers and agents from any and all claims, losses, liabilities, damages, expenses and costs (including attorneys’ fees and court costs) which result from a breach or alleged breach of any representation or warranty of Consultant (a “Claim”) set forth in Article Four of this Agreement, provided that Company gives Consultant written notice of any such Claim and Consultant has the right to participate in the defense of any such Claim at its expense. From the date of written notice from Company to Consultant of any such Claim, Company shall have the right to withhold from any payments due Consultant under this Agreement the amount of any defense costs, plus additional reasonable amounts as security for Consultant’s obligations under this Article Five.

ARTICLE SIX

GOVERNMENT OR THIRD PARTY CONTRACTS

6.1

Government Contracts.

In the event that Consultant shall perform services under this Agreement in connection with any Government contract in which Company may be the supplier, prime contractor or subcontractor, Consultant agrees to abide by all laws, rules and regulations relating thereto. To the extent that any such law, rule or regulation requires that a provision or clause be included in this Agreement, Consultant agrees that such provision or clause shall be added to this Agreement and the same shall then become a part of this Agreement.

6.2

Security.

In the event the services of the Consultant should require Consultant to have access to Department of Defense classified material, or other classified material in the possession of Company’s facility, such material shall not be removed from Company’s facility. Consultant agrees that all work performed under this Agreement by Consultant which involves the use of classified material mentioned above shall be performed in a secure fashion (consistent with applicable law and regulations for the handling of classified material) and only at Company’s facility.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

6.3

Ownership.

Consultant also agrees to assign all of its right, title and interest in and to any Work Product to a Third Party, including without limitation the United States, as directed by Company.

ARTICLE SEVEN

COVENANT NOT TO COMPETE/NON-SOLICITATION OF CUSTOMERS

Consultant agrees that Consultant will not, at any time within a period of twenty-four (24) months after the termination of this Agreement, without the prior written approval of the Company’s board of directors, directly within the United States or its territories, engage in any business activity directly competitive with the Company’s optical polymer materials business  at the time of termination. In addition, Consultant agrees that during such non-competition period he will not solicit directly, any employee or customer (for polymer materials) of the Company who was such at the time of Consultant's employment hereunder.  If the provisions of this Article Seven should ever be adjudicated to exceed the time, geographic or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

ARTICLE EIGHT

INJUNCTIVE RELIEF

The parties acknowledge that disclosure or unauthorized use of any Confidential Information by each other may give rise to irreparable injury to each party, its subsidiaries and/or affiliated companies. Accordingly, the parties or such other party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available.

ARTICLE NINE

NOTICES

All notices, demands or other written communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

TO CONSULTANT:

Fred Leonberger

Principal

EOvation Advisors LLC

1058 Tamiami Trail

Suite 108-146

Sarasota Fl 34236

860-305-1278

TO THE COMPANY:

James S. Marcelli

President & COO

Lightwave Logic, Inc.

1831 Lefthand Circle

Suite C

Longmont, CO 80501

720-340-4949

in each case, with copies to such other addresses or to such other persons as any Party shall designate to the others for such purposes in manner hereinabove set forth.

ARTICLE TEN

MISCELLANEOUS

This Agreement shall be binding upon and shall inure to the benefit of the Company’s successors, transferees, and assigns. Any amendment to this Agreement must be in writing signed by Consultant and the Company. The Company and Consultant acknowledge that any amendment of this Agreement (including, without limitation, any extension of this Agreement or any change from the terms of Article 2 in the consideration to be provided to Consultant with respect to services to be provided hereunder) or any departure from the terms or conditions hereof with respect to Consultant’s consulting services for the Company is subject to the Company’s and Consultant’s prior written approval. This Agreement supersedes any prior consulting or other similar agreements between Consultant and the Company with respect to the subject matter hereof. There is no other agreement governing or affecting the subject matter hereof. All notices hereunder shall be deemed to have been given, if made in writing, when mailed, postage prepaid, to the parties at the addresses set forth above, or to such other addresses as a party shall specify to the other. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Nothing in this Agreement shall be construed or shall constitute a partnership, joint venture, employer-employee relationship or lessor-lessee relationship but, rather, the relationship established pursuant hereto is that of principal and independent contractor.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

The Company agrees that Fred Leonberger will be covered by the Company’s D&O insurance.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

Lightwave Logic, Inc.:

By:	/s/ James S. Marcelli
James S. Marcelli,
President & COO

By:	/s/ Fred Leonberger
Fred Leonberger, PhD
Principal
EOvation Advisors, LLC

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

EXHIBIT A

STATEMENT OF WORK

CY2016

Goal: Working with LWLG management and Board of Directors, assess and advise on photonic markets, technology and business opportunities, and for those that are most promising, help facilitate strategic relationships/acquisitions and/or the development and introduction of photonic products.

Level of effort: 2-4 days/month for 12 months, extension by mutual agreement

Specific Tasks

Opportunities based on LWLG materials

For modulators and other waveguide devices, oversee modeling efforts and work with LWLG management to develop and execute a product development plan. The plan will include product design, technology development, fab implementation, staffing, product qualification, continual market assessment, and sales and pricing strategy. Participate in other device activities, as appropriate, such as strategic planning and partnership formations, and university collaborations

For other photonic devices, assist LWLG management in market, technology and business opportunity assessments, and related planning/strategy activities. Participate in plan and product- development reviews as appropriate.

Other LWL Opportunities

Work with LWLG management to identify, assess and execute on possible business acquisitions and/or partnerships.  Execution assistance can include diligence, deal-term negotiations and integration planning.

Introduce LWLG to companies and potential partners, and serve as reference.

These specific tasks will be performed remotely as much as practical, i.e., by phone and email.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

Compensation:

EA compensation for serving as a Senior Advisor to the Company will be at rate of $1400 per 8-hr day, plus reimbursement for any pre-agreed expenses 125,000 Warrants to purchase Common Stock under the conditions set forth in Warrant #201, subject to the approval of the Board of Directors.

Acquisition success fee:  For any LWLG acquisition that FJL is actively involved in, as agreed to by the Company and FJL, fee of 2% of portion of purchase price up to $10 million purchase price. A purchase price above $10 million will be negotiated on some form of sliding scale.

All work will be performed for EA by Fred Leonberger, unless mutually agreed

EA invoices will be submitted monthly, by electronic means

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

EXHIBIT B

Conflict of Interest Disclosure

Consultant is presently a member of the Board of Directors of Menara Networks and RIO; each of these companies may develop photonic devices, modules and/or systems that may compete with, or be business opportunities for, Company products. At present, all of the optical products of these companies are based on inorganic (e.g., semiconductor) materials and thus believed to not be directly competitive with Company planned products.

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

EXHIBIT C

Prior Work Product Disclosure

1. Except as listed in Section 2 below, the following is a complete list of all Prior Work Product that have been made or conceived or first reduced to practice by Consultant alone or jointly with others prior to my engagement by Lightwave Logic, Inc.:

[x] No inventions or improvements.

[  ] See below:

[List other work product here]

[  ] Additional sheets attached.

2. Due to a prior confidentiality agreement, Consultant cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which Consultant owes to the following party(ies):

Invention or Improvement Party(ies) Relationship:

1.

___________________________

2.

___________________________

3.

___________________________

[  ] Additional sheets attached.

(a)

(b)

(c)

(d)

Background Technology Disclosure

The following is a list of all Background Technology which Consultant intends to use in performing under this Agreement:

[List all background technology to be used under this Agreement here.]

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

EXHIBIT D

Assignment of Copyright

For good and valuable consideration which has been received, the undersigned sells, assigns and transfers to Lightwave Logic, Inc., a Nevada corporation, and its successors and assigns, the copyright in and to the following work, which was created by the following indicated author(s):

Title:

Author(s):

Copyright Office Identification No. (if any):

and all of the right, title and interest of the undersigned, vested and contingent, therein and thereto.

Executed _______________________ [date].

Signature: ____________________________

Printed Name: ________________________

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949

EXHIBIT E

Warrant Agreement Fred Leonberger

Lightwave Logic, Inc., 1831 Lefthand Circle, Suite C, Longmont, CO 80501

www.lightwavelogic.com, Phone:  720-340-4949